FOR IMMEDIATE RELEASE:

Tuesday August 26, 2003 (7:00 AM EST)

ENTERTAINMENT INVESTMENT GROUP BEGINS PROCESS TO ACQUIRE LIVESTAR AT $0.05 -
$0.07/SHARE.

Vancouver, BC - August 25, 2003 ---LIVESTAR Entertainment Group Inc. ("LIVESTAR"
or the "Company") (OTC BB: LSTA) today announced that it has executed a
Memorandum of Understanding ("MOU") with an entertainment investment group of businessmen led by The Sequel Nightclub owner, Terry Lall (the "TCAL Investment
Group" or "TCAL") to offer to purchase a majority of the outstanding shares of
LIVESTAR. Current discussions with TCAL include a planned purchase offer of between $0.05 - $0.07/share and these discussions include the executing of major plans for the Company. The Sequel Nightclub (the "Sequel") is the first nightclub LIVESTAR is in the process of acquiring according to its report on
Form 8-K filed with the U.S. Securities and Exchange Commission on August 11,
2003. According to the Founder, President and CEO of LIVESTAR, Mr. Ray Hawkins:
"Since we first formed plans to acquire the Sequel in September of 2002, Mr.
Lall and Company management have developed numerous strategies to make LIVESTAR the premier nightclub oriented live entertainment company in North America and then the world. The future plans of LIVESTAR beginning with the numerous developments that have been taking place have prompted the TCAL Investment Group to move up the timeline for its possible plans to bid for a controlling interest in LIVESTAR. "

According to Mr. Terry Lall, founder of The Sequel, "The value of the LIVESTAR business plan and the acquisitions that are being negotiated currently present an opportunity to act now rather than later. According to our research, the
House of Blues is a company that generates 100's of millions of dollars a year with a similar business model to LIVESTAR. If we can successfully develop
LIVESTAR to achieve just a portion of the House of Blues revenue base, we feel our move will be correct and the shareholders will be pleased. Over the upcoming
18 months, LIVESTAR plans to make major changes including the addition of new management, additional board members and standards committees, the acquisition of other major properties and brands, a possible application to be listed on a higher tier market and even the possible development of a real estate division to purchase the underlying property assets of the entertainment establishments of the Company. "

The Company has conducted it's initial due diligence and is satisfied with the resources available to Mr. Lall to make a successful bid for a controlling interest in LIVESTAR. A complete due diligence and subsequent closing period has been stated as 60 days from the date of the MOU. Terms of the MOU also provide for financing for the Company.

TCAL's expected offer remains subject to the parties' successfully satisfying their respective due diligence requirements and reaching definitive agreements on the offer price and future plans for the Company. Upon the hopeful execution of a definitive agreement with the TCAL Investment Group the details and process of the offer will be provided for in a further press release and information statement to the shareholders and the public.

Mr. Lall also stated; "Mr. Hawkins and the other members of the LIVESTAR team have done a commendable job taking the Company from a difficult position to one with much promise. And the shareholders have been very patient. The business plan and proprietary concepts that LIVESTAR has developed are very unique and possess tremendous future value. It is time to improve the quality and chances of success for LIVESTAR by increasing its resources and internal skill sets and take an aggressive stance in its growth to ultimately add shareholder value."

In closing, Mr. Hawkins stated; "We are very pleased Mr. Lall and TCAL have decided to make LIVESTAR the home for their plans. Starting with the Sequel and other projects, LIVESTAR plans to rapidly execute its business plan. Management expects the majority of these efforts will commence in the final quarter of 2003 although many moves have already been initiated awaiting funding and execution.
We believe the next 12 to 24 months are poised to be fruitful for the Company, thanks to the commitment of Mr. Lall and the TCAL Investment Group."

ABOUT LIVESTAR ENTERTAINMENT GROUP, INC.

The core business of LIVESTAR Entertainment Group, Inc. is the development of entertainment entities, specifically; Liquor Licensed Entertainment
Establishments (namely nightclubs and lounges) and Live Entertainment (concerts and special events).

Statements contained herein that are not based on historical fact are "forward looking statements" within the meaning of the Private Securities Litigation
Reform Act of 1995. LIVESTAR Entertainment Group, Inc intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements are based on current assumptions but involve known and unknown risks and uncertainties that may cause LIVESTAR Entertainment Group,
Inc's. actual results, performance or achievements to differ materially from current expectations. These risks include economic, competitive, governmental, technological and other factors discussed in LIVESTAR Entertainment Group,
Inc.'s applicable public filings on record with the Securities and Exchange
Commission which can be viewed at its website at http://www.sec.gov.

For more information please contact:
Investor Relations; investors@LIVESTAR.net
Phone: 604-682-6541 Please visit our website: www.livestar.net